Exhibit 99

                           Forward-Looking Statements

         Certain statements in this Annual Report on Form 10-K for 1999 and in other reports issued by the Company are forward-looking and are identified by the use of forward-looking words or phrases such as "intended," "believes,"
"expects," "estimates", "anticipates," "forecasts," "is expected," and "is anticipated." These forward-looking statements generally relate to the Company's plans, expectations, goals, and projections, and include statements as to the Company's anticipated future earnings, planned investments in new and modified technology and branch locations, as well as Year 2000 computer compliance. These forward- looking statements are subject to numerous assumptions, risks and uncertainties.

         Risks and uncertainties could cause actual future results and investments to differ materially from those contemplated in such forward-looking statements. These risks and uncertainties include, without limitation, the following:

         (a) loan growth and/or loan margins may be less than expected, due to competitive pressures in the financial services industry, changes in the interest rate environment, or otherwise;

         (b) general economic or business conditions, either nationally or in the region in which the Company will be doing business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

         (c) costs of the Company's planned training initiatives, product development, branch expansion and new technology and operating systems may exceed expectations;

         (d) volatility in the Company's market area due to recent mergers may have unanticipated consequences, such as customer turnover; and

         (e) changes in the regulatory environment, securities markets, general business conditions and inflation may be adverse.

         These risks and uncertainties are all difficult to predict, and most are beyond the control of the Company's management.

         Readers are cautioned not to place undue reliance on the Company's forward- looking statements, which speak only as of the date of this report. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.